Exhibit (h)(3)

HENNESSY FUNDS TRUST
AMENDMENT TO THE
 FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT effective as of February 28, 2014 to the Fund Accounting Servicing Agreement, dated as of  February 7, 2006, as amended (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

HENNESSY FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Neil J. Hennessy	By: /s/Michael R. McVoy

Name: Neil J. Hennessy	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Hennessy Funds Trust

Name of Series
Hennessy Cornerstone Growth Fund
Hennessy Focus Fund
Hennessy Cornerstone Mid Cap 30 Fund
Hennessy Cornerstone Large Growth Fund
Hennessy Cornerstone Value Fund
Hennessy Large Value Fund
Hennessy Total Return Fund

Hennessy Equity and Income Fund
Hennessy Balanced Fund
Hennessy Core Bond Fund

Hennessy Gas Utility Index Fund
Hennessy Small Cap Financial Fund
Hennessy Large Cap Financial Fund
Hennessy Technology Fund
Hennessy Japan Fund
Hennessy Japan Small Cap Fund